Exhibit 99.1

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE FOURTH QUARTER ENDED
JULY 29, 2023

Contact:	John Van Orden, CFO
(973) 467-2200
villageinvestorrelations@wakefern.com
Springfield, New Jersey – October 4, 2023 - Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter ended July 29, 2023.

Fourth Quarter Highlights
•Net income of $15.3 million, an increase of 21% compared to $12.6 million in the fourth quarter of the prior year
•Adjusted net income of $15.6 million, an increase of 27% compared to $12.3 million in the fourth quarter of the prior year
•Same store sales increased 3.2%
•Same store digital sales increased 12%
Fiscal 2023 Highlights
•Net income of $49.7 million, an increase of 85% compared to $26.8 million in fiscal 2022
•Adjusted net income of $49.2 million, an increase of 40% compared to $35.0 million in fiscal 2022
•Same store sales increased 3.5%
•Same store digital sales increased 5%
Fourth Quarter of Fiscal 2023 Results
Sales were $553.8 million in the 13 weeks ended July 29, 2023 compared to $527.5 million in the 13 weeks ended July 30, 2022. Sales increased due to an increase in same store sales of 3.2% and increased sales due to the remodel and conversion of the Pelham, NY Fairway to the ShopRite banner on August 15, 2022. Same store sales increased due primarily to retail price inflation. New stores, replacement stores and stores with banner changes are included in same store sales in the quarter after the store has been in operation for four full quarters. Store renovations and expansions are included in same store sales immediately.
Gross profit as a percentage of sales increased to 29.08% in the 13 weeks ended July 29, 2023 compared to 28.11% in the 13 weeks ended July 30, 2022 due primarily to increased departmental gross margin percentages (.51%), increased patronage dividends and rebates received from Wakefern (.37%), less promotional spending (.14%) and lower LIFO charges (.24%) partially offset by increased warehouse assessment charges from Wakefern (.24%) and an unfavorable change in product mix (.05%). Departmental gross margin percentages increased due primarily to improvements in commissary operations.
Operating and administrative expense as a percentage of sales increased to 23.92% in the 13 weeks ended July 29, 2023 compared to 23.14% in the 13 weeks ended July 30, 2022. Adjusted operating and administrative expenses increased to 23.84% in the 13 weeks ended July 29, 2023 compared to 23.23% in the 13 weeks ended July 30, 2022. The increase in

Exhibit 99.1

Adjusted operating and administrative expenses is due primarily to increases in self-insured claim costs (.22%), facility repair and maintenance costs (.17%), security (.05%), technology initiatives (.05%) and legal and consulting fees (.05%).
Depreciation and amortization expense increased in the 13 weeks ended July 29, 2023 compared the 13 weeks ended July 30, 2022 due primarily to capital expenditures.
Interest expense increased in the 13 weeks ended July 29, 2023 compared to the 13 weeks ended July 30, 2022 due primarily to higher average outstanding debt balances.
Interest income increased in the 13 weeks ended July 29, 2023 compared to the 13 weeks ended July 30, 2022 due primarily to higher interest rates and larger amounts invested in variable rate notes receivable from Wakefern and demand deposits invested at Wakefern.
The Company’s effective income tax rate was 32.7% in the 13 weeks ended July 29, 2023 compared to 30.8% in the 13 weeks ended July 30, 2022.
Fiscal 2023 Results
Sales were $2.17 billion in fiscal 2023 compared to $2.06 billion in fiscal 2022. Sales increased due primarily to an increase in same store sales of 3.5%, the opening of a Gourmet Garage in the West Village in Manhattan, NY on April 29, 2022 and increased sales due to the remodel and conversion of the Pelham, NY Fairway to the ShopRite banner on August 15, 2022. Same store sales increased due primarily to retail price inflation.
Gross profit as a percentage of sales increased to 28.45% in fiscal 2023 compared to 28.12% in fiscal 2022 due primarily to increased departmental gross margin percentages (.23%), increased patronage dividends and rebates received from Wakefern (.08%), lower LIFO charges (.04%), a favorable change in product mix (.02%) and lower promotional spending (.03%) partially offset by increased warehouse assessment charges from Wakefern (.07%). Department gross margins increased due primarily to pricing initiatives and improvements in commissary operations partially offset by higher inventory shrink.
Operating and administrative expense as a percentage of sales decreased to 23.86% in fiscal 2023 compared to 24.63% in fiscal 2022. Adjusted operating and administrative expense as a percentage of sales decreased to 23.89% in fiscal 2023 compared to 24.05% in fiscal 2022 due primarily to lower labor costs (.19%) and decreased supply spending (.12%) partially offset by increased self insured claim costs (.09%) and higher facility repair and maintenance costs (.05%). Labor costs and fringe benefits decreased due primarily to sales leverage and ongoing productivity initiatives partially offset by minimum wage and market-driven pay rate increases.
Depreciation and amortization expense increased in fiscal 2023 compared to fiscal 2022 due primarily to capital expenditures.
Interest expense increased in fiscal 2023 compared to fiscal 2022 due primarily to higher average outstanding debt balances.
Interest income increased in fiscal 2023 compared to fiscal 2022 due primarily to higher interest rates and larger amounts invested in variable rate notes receivable from Wakefern and demand deposits invested at Wakefern.
The Company’s effective income tax rate was 31.6% in fiscal 2023 compared to 31.3% in fiscal 2022.
Village Super Market operates a chain of 34 supermarkets in New Jersey, New York, Maryland and Pennsylvania under the ShopRite and Fairway banners and four Gourmet Garage specialty markets in New York City.

Forward Looking Statements and Non-GAAP Measures

All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: general economic conditions; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of changing energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; disruptions or changes in Wakefern's operations; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; and other factors detailed herein and in the Company’s filings with the SEC.

We provide non-GAAP measures, including Adjusted net income and Adjusted operating and administrative expenses as management believes these supplemental measures are useful to investors and analysts. These non-GAAP financial measures should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP,

Exhibit 99.1

nor as an alternative to net income, operating and administrative expense or any other GAAP measure of performance. Adjusted net income and Adjusted operating and administrative expense are useful to investors because they provide supplemental measures that exclude the financial impact of certain items that affect period-to-period comparability. Management and the Board of Directors use these measures as they provide greater transparency in assessing ongoing operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

Exhibit 99.1

VILLAGE SUPER MARKET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022

Sales	$553,806	$527,503	$2,166,654	$2,061,084

Cost of sales	392,743	379,218	1,550,204	1,481,417

Gross profit	161,063	148,285	616,450	579,667

Operating and administrative expense	132,450	122,076	516,902	507,597

Depreciation and amortization	8,405	8,197	34,002	33,122

Operating income	20,208	18,012	65,546	38,948

Interest expense	(1,083)	(984)	(4,220)	(3,907)

Interest income	3,601	1,192	11,399	4,023

Income before income taxes	22,726	18,220	72,725	39,064

Income taxes	7,430	5,617	23,009	12,234

Net income	$15,296	$12,603	$49,716	$26,830

Net income per share:
Class A common stock:
Basic	$1.15	$0.97	$3.78	$2.06
Diluted	$1.03	$0.87	$3.38	$1.84

Class B common stock:
Basic	$0.74	$0.63	$2.45	$1.34
Diluted	$0.74	$0.63	$2.45	$1.34

Gross profit as a % of sales	29.08%	28.11%	28.45%	28.12%
Operating and administrative expense as a % of sales	23.92%	23.14%	23.86%	24.63%

Exhibit 99.1

VILLAGE SUPER MARKET, INC.
RECONCILIATION OF NON-GAAP MEASURE
(In thousands) (Unaudited)

The following tables reconciles Net income to Adjusted net income and Operating and administrative expenses to Adjusted operating and administrative expenses:

	13 Weeks Ended		52 Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net Income	$15,296	$12,603	$49,716	$26,830

Adjustments to Operating Expenses:
Litigation settlement gain (1)	$—	$—	$(1,200)	$—
Loss (gain) on non-operating investments (2)	400	(494)	400	(494)
Pension termination and settlement charges (3)	—	45	—	12,341
Adjustments to Income Taxes:
Tax impact of adjustments to operating expenses	(124)	137	248	(3,633)
Adjusted net income	$15,572	$12,291	$49,164	$35,044

Operating and administrative expenses	$132,450	$122,076	$516,902	$507,597
Adjustments to operating and administrative expenses	(400)	449	800	(11,847)
Adjusted operating and administrative expenses	132,050	122,525	517,702	495,750
Adjusted operating and administrative expenses as a % of sales	23.84%	23.23%	23.89%	24.05%

(1) Fiscal 2023 litigation settlement gains are related to claims associated with the Fairway acquisition and liabilities associated thereto.

(2) Fiscal 2023 and 2022 include a $400 loss and a $494 gain, respectively, related to non-operating equity investments.

(3) Fiscal 2022 pension settlement charges related primarily to the termination of the Village Super Market, Inc. Employees’ Retirement Plan. The Company contributed cash of $1,440 to fully fund the plan and the remaining $10,901 represents non-cash charges for unrecognized losses within accumulated other comprehensive loss as of the termination date.